COMBINED PRO FORMA STATEMENTS OF INCOME (1)           U S WEST, INC.
(UNAUDITED)
                          Quarter Ended         Six Months Ended
                             June 30,     %         June 30,     %
In millions               1998    1997  Change   1998    1997  Change
----------------------- ------- ------- -------------- ------- ------

OPERATING REVENUES
 Local service         $1,369  $ 1,194   14.7 $2,719  $  2,425  12.1
 Interstate access        711      678    4.9  1,409     1,365   3.2
 Intrastate access        202      200    1.0    408       400   2.0
 Long-distance network    195      240  (18.8)   396       490 (19.2)
 Directory services       313      296    5.7    620       583   6.3
 Other services           263      222   18.5    510       434  17.5
                        ----------------       ----------------
Total operating rev.    3,053    2,830    7.9  6,062     5,697   6.4
                        ----------------       ----------------
OPERATING EXPENSES
 Employee-related       1,069      971   10.1  2,075     1,897   9.4
 Other operating          676      462   46.3  1,231       978  25.9
 Taxes other than
  income taxes             89      102  (12.7)   190       214 (11.2)
 Depreciation & amort     535      539   (0.7) 1,067     1,075  (0.7)
                        ----------------       ----------------
Total operating exp.    2,369    2,074   14.2  4,563     4,164   9.6
                        ----------------       ----------------

Operating income          684      756   (9.5) 1,499     1,533  (2.2)

Interest expense          160      167   (4.2)   323       335  (3.6)
Gains on sales of rural
 telephone exchanges        -       29     -       -        47    -
Other expense              33       17   94.1     58        39  48.7
                        ----------------       ----------------
Income before income
  taxes                   491      601  (18.3) 1,118     1,206  (7.3)
Income tax provision      195      226  (13.7)   429       451  (4.9)
                        ----------------       ----------------
PRO FORMA NET INCOME   $  296  $   375  (21.1)$  689  $    755  (8.7)
                        ================       ================



COMBINED PRO FORMA STATEMENTS OF INCOME, (1)          U S WEST, INC.
CONTINUED (UNAUDITED)

                          Quarter Ended         Six Months Ended
In millions, except          June 30,     %         June 30,     %
per share amounts         1998    1997  Change   1998    1997  Change
----------------------- ------- ------- -------------- ------- ------


Pro forma basic
 average shares
 outstanding            501.5    498.9    0.5   501.4     498.3   0.6
                        ================       ================

Pro forma basic
 earnings per share:   $ 0.59  $  0.75  (21.3) $ 1.37  $   1.52  (9.9)
                        ================       ================
Pro forma diluted
 average shares
 outstanding            505.6    510.2   (0.9) 505.5     509.5  (0.8)
                        ================       ================

Pro forma diluted
 earnings per share:   $ 0.59  $  0.74  (20.3)$ 1.36  $   1.50  (9.3)
                        ================       ================




(1) The separation of U S WEST, Inc. ("Old U S WEST") into two independent companies, U S WEST, Inc. ("New U S WEST") and MediaOne Group, Inc.,(the "Separation") occurred on June 12, 1998 (the "Separation Date"). The 1998 and 1997 pro forma results give effect to the Separation, including the assumption of indebtedness and the issuance of shares in connection with the Dex transaction, as if the Separation had been consummated as of the beginning of the periods indicated.